**MINUTES OF THE BOARD OF DIRECTORS OF**
**THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.**
**A Nevada Corporation**

**March 21, 2023**

A Board of Directors meeting of Therapeutic Solutions International, Inc. ("TSOI"), a Nevada corporation (the "Company") was called to order at 9:00 am on March 21, 2023, by Timothy G. Dixon, Chairman. All Board Members were present.

As the first and only order of business, the Board discussed the issuance of a dividend in subsidiary Campbell Neurosciences, Inc. to stockholders of TSOI. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that TSOI, who owns 15,660,000 shares of Common Stock in Campbell, will award a dividend to TSOI shareholders to be distributed at 0.00365 shares of Campbell for each share of TSOI Common. Fractional conversion will be rounded up to one share. The date of which shares must be owned in TSOI shall be at the close of the market on April 7, 2023. At the time of this meeting the current issued and outstand shares in TSOI are 2,734,250,749 and if all shareholders elect to receive the dividend it will require approximately 10,000,000 of our shares in Campbell.

RESOLVED FURTHER, that the two shares of Series A Preferred Stock have voted to approve this distribution effecting a 100% approval.

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 9:15 am.

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Timothy G. Dixon
Chairman of the Board

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Thomas E. Ichim
Director